NEWS RELEASE

For Immediate Release
April 26, 2017
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2017
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended March 31, 2017. Net income for the first quarter of 2017 was $67.6 million, or $5.63 per share, compared to $52.7 million, or $4.39 per share, for the fourth quarter of 2016, and $52.1 million, or $4.34 per share, for the corresponding period of 2016, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 0.82 percent and an annualized return on average equity of 8.96 percent, compared to respective returns of 0.63 percent and 6.86 percent for the fourth quarter of 2016, and 0.66 percent and 7.17 percent for the first quarter of 2016.
Earnings for the first quarter of 2017 included a pre-tax acquisition gain of $12.0 million recognized in connection with the January 13, 2017, FDIC-assisted transaction involving certain assets and liabilities assumed of Harvest Community Bank (HCB) of Pennsville, New Jersey. The HCB acquisition contributed $82.5 million in loans and $106.8 million in deposit balances at March 31, 2017. Earnings for the same period in 2016 included $4.6 million in investment securities gains and a $1.7 million gain recognized in connection with the March 11, 2016, acquisition of North Milwaukee State Bank (NMSB) of Milwaukee, Wisconsin.
FIRST QUARTER HIGHLIGHTS

•	Loans grew by $168.6 million to $21.91 billion, or by 3.2 percent on an annualized basis, during the first quarter of 2017, reflecting originated portfolio growth and the HCB acquisition.

•
Deposits increased $841.4 million, or by 12.1 percent on an annualized basis, from December 31, 2016, primarily due to organic growth in low-cost demand deposit accounts and the deposit balances acquired from HCB.

•
Net interest income increased $6.4 million, or by 2.6 percent, compared to the fourth quarter of 2016. The increase was primarily due to higher interest income earned on purchased credit impaired (PCI) loans and investment securities.

•
The taxable-equivalent net interest margin increased 11 basis points to 3.25 percent, compared to the fourth quarter of 2016, primarily due to improved investment yields and higher investment portfolio balances.

•
Net charge-offs on total loans and leases were $6.1 million, or 0.11 percent of average loans and leases on an annualized basis, compared to $9.2 million, or 0.17 percent, during the fourth quarter of 2016.

•
BancShares remained well capitalized at March 31, 2017, under Basel III capital requirements with a Tier 1 risk-based capital ratio of 12.57 percent, common equity Tier 1 ratio of 12.57 percent, total risk-based capital ratio of 13.99 percent and leverage capital ratio of 9.15 percent.

LOANS AND DEPOSITS
Loans at March 31, 2017, were $21.91 billion, a net increase of $168.6 million compared to December 31, 2016, representing growth of 3.2 percent on an annualized basis. Originated loans increased by $161.4 million primarily related to growth in the commercial portfolio. Originated loan growth was partially offset by the sale of certain residential mortgage loans totaling $32.5 million, which resulted in a gain of $164 thousand. PCI loans increased by $39.6 million reflecting net loans acquired from HCB of $82.5 million at March 31, 2017, offset by loan run-off of $42.9 million.

At March 31, 2017, deposits were $29.00 billion, an increase of $841.4 million since December 31, 2016, due to organic growth in demand deposit, savings and checking with interest accounts and the deposit balances totaling $106.8 million from the HCB acquisition, offset by run-off in time deposits and money market accounts.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $220.9 million at March 31, 2017, an increase of $2.1 million from December 31, 2016. The allowance as a percentage of total loans at March 31, 2017, was 1.01 percent, unchanged from December 31, 2016.
BancShares recorded net provision expense of $8.2 million for loan and lease losses for the first quarter of 2017, and $16.0 million and $4.8 million for the fourth quarter of 2016 and first quarter of 2016, respectively. The $7.8 million decrease in net provision expense compared to the fourth quarter of 2016 was due to lower originated loan growth and net charge-offs, offset by select downgrades in the commercial portfolio in the current quarter. The $3.4 million increase in net provision expense from the first quarter of 2016 was primarily due to higher net charge-offs and select downgrades in the commercial portfolio, offset by lower originated loan growth in the current quarter.
The non-PCI loan provision expense was $11.1 million for the first quarter of 2017, compared to provision expense of $13.9 million and $6.8 million for the fourth quarter of 2016 and first quarter of 2016, respectively. The PCI loan portfolio net provision credit was $2.9 million during the first quarter of 2017, compared to provision expense of $2.1 million during the fourth quarter of 2016 and a net provision credit of $2.0 million during the first quarter of 2016.
NONPERFORMING ASSETS
At March 31, 2017, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $144.0 million, down from $147.0 million at December 31, 2016. The decrease was due to a $4.7 million decline in OREO as sales outpaced additions, offset by a $1.8 million increase in nonaccrual loans, primarily in residential mortgage loans.
NET INTEREST INCOME
Net interest income increased $6.4 million, or by 2.6 percent, to $250.3 million from the fourth quarter of 2016. The increase was due to higher investment securities interest income of $4.1 million, an increase in PCI loan interest income of $2.3 million, a $618 thousand increase in interest income earned on overnight investments and a decrease in interest expense of $351 thousand, partially offset by a decrease in non-PCI loan interest income of $1.0 million.
Net interest income increased $17.6 million, or by 7.6 percent, from the first quarter of 2016. The increase was primarily due to a $12.8 million increase in non-PCI loan interest income due to originated loan volume, a $6.7 million increase in investment securities interest income and an $810 thousand increase in interest income earned on excess cash held in overnight investments. These increases in net interest income were offset by a decline in PCI loan income of $2.6 million resulting from continued PCI loan portfolio run-off and a $122 thousand increase in interest expense.
The taxable-equivalent net interest margin was 3.25 percent for the first quarter of 2017, an increase of 11 basis points from the fourth quarter of 2016 and an increase of 7 basis points from the same quarter in the prior year. The margin improvement for both periods was primarily due to improved investment yields and higher investment portfolio balances.
NONINTEREST INCOME
Total noninterest income for the first quarter of 2017 was $127.3 million, an increase of $2.6 million from the fourth quarter of 2016. The increase was driven primarily by the $12.0 million gain on the acquisition of HCB, higher wealth management services fees of $1.6 million and an increase in other service charges and fees of $893 thousand. These increases were partially offset by lower investment securities gains of $9.2 million and a $3.0 million decline in recoveries of PCI loans previously charged-off.
Noninterest income, excluding acquisition gains, increased by $11.7 million from the first quarter of 2016. This increase was due to higher mortgage income of $6.3 million due primarily to a favorable interest rate lock commitment position in the current quarter and an impairment charge of $1.9 million on mortgage servicing assets recognized in the first quarter of 2016. Noninterest income also benefited from a $3.0 million increase in merchant services as a result of higher sales volume, a $1.9 million increase in cardholder income due to higher sales volume and a rewards product launch, a $2.3 million increase in recoveries of PCI loans previously charged-off, a $1.3 million increase in wealth management services fees and lower FDIC receivable adjustments of $905 thousand. These favorable impacts were partially offset by a $4.7 million decrease in securities gains.
NONINTEREST EXPENSE
Noninterest expense decreased by $7.2 million to $264.3 million compared to the fourth quarter of 2016. Occupancy expense declined by $3.0 million due primarily to bank building repairs related to Hurricane Matthew recognized in the fourth quarter of 2016. Other favorable impacts included decreases in consultant expense of $1.4 million and processing fees paid to third parties of $1.0 million. Additionally, other expense declined primarily as a result of a $1.2 million reversal of a repurchase reserve on a Small Business Administration (SBA) guaranteed loan, lower losses on asset sales of $528 thousand recognized in the current quarter and an increase to the unfunded commitment reserve of $754 thousand recorded in the fourth quarter of 2016. These decreases in noninterest expense were partially offset by an increase in personnel expense of $4.2 million as a result of higher payroll taxes and healthcare costs.
Noninterest expense increased by $12.7 million from the same quarter last year, primarily the result of a $10.3 million increase in personnel expense due to merit increases, increased headcount and higher payroll incentives, a $2.2 million increase in equipment expense due to software maintenance projects and a $1.7 million increase in merchant processing expense related to higher sales volume. These increases were partially offset by a $1.3 million decrease in collection expense associated with managing fewer nonperforming assets.
INCOME TAXES
Income tax expense was $37.4 million, $28.4 million and $29.4 million for the first quarter of 2017, fourth quarter of 2016, and first quarter of 2016, representing effective tax rates of 35.6 percent, 35.0 percent and 36.1 percent during the respective periods.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 21 states, including online banking, mobile banking, ATMs and telephone banking. As of March 31, 2017, BancShares had total assets of $34.02 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended
(Dollars in thousands, except share data; unaudited)	March 31, 2017	December 31, 2016	March 31, 2016
SUMMARY OF OPERATIONS
Interest income	$260,857	$254,782	$243,112
Interest expense	10,514	10,865	10,392
Net interest income	250,343	243,917	232,720
Provision for loan and lease losses	8,231	16,029	4,843
Net interest income after provision for loan and lease losses	242,112	227,888	227,877
Gain on acquisitions	12,017	—	1,704
Noninterest income excluding gain on acquisitions	115,275	124,698	103,578
Noninterest expense	264,345	271,531	251,671
Income before income taxes	105,059	81,055	81,488
Income taxes	37,438	28,365	29,416
Net income	$67,621	$52,690	$52,072
Taxable-equivalent net interest income	$251,593	$245,330	$234,187
PER SHARE DATA
Net income	$5.63	$4.39	$4.34
Cash dividends	0.30	0.30	0.30
Book value at period-end	258.17	250.82	246.55
CONDENSED BALANCE SHEET
Cash and due from banks	$502,273	$539,741	$457,758
Overnight investments	2,736,514	1,872,594	2,871,105
Investment securities	7,119,944	7,006,678	6,687,483
Loans and leases	21,906,449	21,737,878	20,417,689
Less allowance for loan and lease losses	(220,943)	(218,795)	(206,783)
Other assets	1,974,168	2,052,740	1,968,405
Total assets	$34,018,405	$32,990,836	$32,195,657
Deposits	$29,002,768	$28,161,343	$27,365,245
Other liabilities	1,914,941	1,817,066	1,869,218
Shareholders’ equity	3,100,696	3,012,427	2,961,194
Total liabilities and shareholders’ equity	$34,018,405	$32,990,836	$32,195,657
SELECTED PERIOD AVERAGE BALANCES
Total assets	$33,494,500	$33,223,995	$31,705,658
Investment securities	7,084,986	6,716,873	6,510,248
Loans and leases	21,951,444	21,548,313	20,349,091
Interest-earning assets	31,298,970	31,078,428	29,558,629
Deposits	28,531,166	28,231,477	26,998,026
Interest-bearing liabilities	19,669,075	19,357,282	19,067,251
Shareholders’ equity	$3,061,099	$3,056,426	$2,920,611
Shares outstanding	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	0.82%	0.63%	0.66%
Annualized return on average equity	8.96	6.86	7.17
Taxable-equivalent net interest margin	3.25	3.14	3.18
Efficiency ratio (1)	72.29	75.54	75.88
Tier 1 risk-based capital ratio	12.57	12.42	12.58
Common equity Tier 1 ratio	12.57	12.42	12.58
Total risk-based capital ratio	13.99	13.85	14.09
Leverage capital ratio	9.15	9.05	9.00
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	March 31, 2017	December 31, 2016	March 31, 2016
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$218,795	$211,950	$206,216
(Credit) provision for loan and lease losses:
PCI loans (1)	(2,845)	2,137	(1,997)
Non-PCI loans (1)	11,076	13,892	6,840
Net charge-offs of loans and leases:
Charge-offs	(8,709)	(11,314)	(6,780)
Recoveries	2,626	2,130	2,504
Net charge-offs of loans and leases	(6,083)	(9,184)	(4,276)
ALLL at end of period	$220,943	$218,795	$206,783
ALLL at end of period allocated to loans and leases:
PCI	$10,924	$13,769	$13,757
Non-PCI	210,019	205,026	193,026
ALLL at end of period	$220,943	$218,795	$206,783
Net charge-offs of loans and leases:
PCI	$—	$—	$558
Non-PCI	6,083	9,184	3,718
Total net charge-offs	$6,083	$9,184	$4,276
Reserve for unfunded commitments	$1,198	$1,133	$407
SELECTED LOAN DATA
Average loans and leases:
PCI	$857,501	$831,858	$939,839
Non-PCI	21,093,943	20,716,455	19,409,252
Loans and leases at period-end:
PCI	848,816	809,169	945,887
Non-PCI	21,057,633	20,928,709	19,471,802
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$1,458	$3,451	$7,319
Non-PCI	86,086	82,307	90,455
Other real estate	56,491	61,231	65,068
Total nonperforming assets	$144,035	$146,989	$162,842
Accruing loans and leases 90 days or more past due	$78,558	$68,241	$75,280
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	—%	—%	0.24%
Non-PCI	0.12	0.18	0.08
Total	0.11	0.17	0.08
ALLL to total loans and leases:
PCI	1.29	1.70	1.45
Non-PCI	1.00	0.98	0.99
Total	1.01	1.01	1.01
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	0.59	0.66	4.74
Noncovered	0.66	0.67	0.74
Total	0.66	0.67	0.80
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$21,951,444	$227,792	4.20%	$21,548,313	$226,651	4.19%	$20,349,091	$217,732	4.30%
Investment securities:
U. S. Treasury	1,644,598	4,199	1.04	1,593,610	3,328	0.83	1,533,028	2,880	0.76
Government agency	53,545	205	1.53	172,037	396	0.92	463,597	1,031	0.89
Mortgage-backed securities	5,241,296	24,322	1.86	4,802,198	20,937	1.74	4,467,186	19,012	1.70
Corporate bonds	57,104	980	6.87	54,255	772	5.69	10,659	166	6.23
State, county and municipal	—	—	—	—	—	—	196	1	2.73
Other	88,443	133	0.61	94,773	253	1.06	35,582	91	1.02
Total investment securities	7,084,986	29,839	1.69	6,716,873	25,686	1.53	6,510,248	23,181	1.43
Overnight investments	2,262,540	4,476	0.80	2,813,242	3,858	0.55	2,699,290	3,666	0.54
Total interest-earning assets	$31,298,970	$262,107	3.39%	$31,078,428	$256,195	3.28%	$29,558,629	$244,579	3.32%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,834,779	$252	0.02%	$4,696,279	$261	0.02%	$4,317,299	$200	0.02%
Savings	2,160,689	184	0.03	2,080,598	161	0.03	1,944,805	145	0.03
Money market accounts	8,343,092	1,859	0.09	8,113,686	1,619	0.08	8,335,030	1,642	0.08
Time deposits	2,815,682	2,141	0.31	2,892,143	2,411	0.33	3,061,333	2,672	0.35
Total interest-bearing deposits	18,154,242	4,436	0.10	17,782,706	4,452	0.10	17,658,467	4,659	0.11
Repurchase agreements	669,923	404	0.24	726,318	485	0.27	655,787	433	0.27
Other short-term borrowings	27,957	176	2.51	12,749	52	1.63	2,551	1	0.12
Long-term obligations	816,953	5,498	2.69	835,509	5,876	2.81	750,446	5,299	2.82
Total interest-bearing liabilities	$19,669,075	$10,514	0.22	$19,357,282	$10,865	0.22	$19,067,251	$10,392	0.22
Interest rate spread			3.17%			3.06%			3.10%
Net interest income and net yield on interest-earning assets		$251,593	3.25%		$245,330	3.14%		$234,187	3.18%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 3.1 percent, 3.1 percent and 5.5 percent for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively. The taxable-equivalent adjustment was $1,250, $1,413 and $1,467 for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.